EXHIBIT FOR SUB-ITEM 77O

For Period Ending     04/30/03
File Number    811-7902


Issuer

From Whom Acquired

Identity of Syndicate Members

Terms of Transaction
Orange County, FL Housing Finance Authority
UBS PaineWebber Inc.
Merrill Lynch & Co.
William R. Hough & Co.
Gardnyr Michael Capital, Inc.
Newman and Associates, Inc.
UBS PaineWebber Inc.
Jackson Securities Inc.
Amount of Purchase:	$305,000
Purchase Price:	$100
Commission or Spread:	$0
Date of Offering:	11/01/02
Date of Purchase:	11/01/02
Total Amount Offered:	$20,000,000.00
City of Orlando, FL
Salomon Smith Barney
Salomon Smith Barney
William R. Hough & Co.
Siebert Brandford Shank & Co., LLC
Jackson Securities
SunTrust Capital Markets, Inc.
Amount of Purchase:	$170,000
Purchase Price:	$100.85
Commission or Spread:	$0
Date of Offering:	11/05/02
Date of Purchase:	11/05/02
Total Amount Offered:	$46,970,000.00
Pinellas County, FL Housing Finance Authority
George K. Baum & Company
William R. Hough & Co.
George K. Baum & Company
Raymond James & Associates
Amount of Purchase:	$155,000
Purchase Price:	$100
Commission or Spread:	$0
Date of Offering:	03/10/03
Date of Purchase:	03/10/03
Total Amount Offered:	$15,000,000.00

Each transaction met with the following conditions:

1.The securities are part of an issue registered under the Securities Act of 1933, or are "municipal securities" as defined under the Securities Exchange Act of 1934.

2.	The purchase price paid did not exceed the offering price at the close of the first full business day after the first day of the offering (or fourth day before termination, if a rights offering).

3.	The underwriting was a firm commitment.

4.	The commission, spread or profit was reasonable and fair
 in relation to that being received by others for underwriting similar securities during a comparable period of time.

5.	In respect of any securities other than municipal securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors), or in respect of any municipal securities, the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in continuous operations for less than three years (including any predecessors), it has received one of the three highest ratings from at least one such rating service.

6.	The amount of the securities purchased by the Fund(s) did not exceed the greater of (i) 10% of the principal amount of the offering, or (ii) $1,000,000 in principal amount, but in no event was greater than 25% of the principal amount of the offering.

7.	William R. Hough & Co., or any of its affiliates, as underwriter was not a direct or indirect participant in, or benefited directly or indirectly from, the purchase.

8.	The purchase was not part of a group sale, or otherwise allocated to the account of an officer, director, of an advisory board, investment adviser, or employee of the Fund or an affiliate thereof.